FOR IMMEDIATE RELEASE

NOVELOS THERAPEUTICS PRICES $5.4 MILLION PUBLIC OFFERING

MADISON, WI, June 8, 2012 – Novelos Therapeutics, Inc. (OTCQX: NVLT), a pharmaceutical company developing novel drugs for the treatment and diagnosis of cancer, today announced the pricing of a public offering of 5,420,800 units at $1.00 per unit for gross proceeds of $5,420,800. Each unit consists of one share of our common stock, a Class A Warrant with a five-year term to purchase one-half of a share of our common stock at an exercise price of $1.25 per share and a Class B Warrant with a 90-day term to purchase one share of our common stock at an exercise price of $1.00 per share. Novelos expects to close the transaction, subject to customary conditions, on or about June 13, 2012.

Rodman & Renshaw, LLC, a wholly owned subsidiary of Direct Markets Holdings Corp. (NASDAQ: MKTS), is acting as exclusive placement agent for the offering.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of these securities in any jurisdiction or to any person in any particular jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The offering will be made only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained from Rodman & Renshaw, LLC, Prospectus Department, 1251 Avenue of the Americas, New York, NY, 10020, telephone: 212-356-0500 or email: placements@rodm.com. Before any investment, an investor should read the prospectus supplement and the accompanying prospectus, including the information incorporated by reference therein, for more complete information about Novelos and this offering.

INVESTOR CONTACTS
J. Patrick Genn, Vice President of IR	Anne Marie Fields, Senior Vice President
Novelos Therapeutics, Inc.	LHA
Ph: (858) 775-7456	Ph: (212) 838-3777
Email: jpgenn@novelos.com	Email: afields@lhai.com, @LHA_IR_PR

Novelos Therapeutics, Inc.

Madison, WI             Boston, MA

This news release contains forward-looking statements. You can identify these statements by our use of words such as “may,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “continue,” “plans,” or their negatives or cognates.  Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators’ ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement.

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